October 31, 2005

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Commissioners:

We have read the statements made by The Allied Defense Group, Inc. (the “Company”), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K/A report dated October 31, 2005. We agree with the statements therein concerning our firm’s resignation as the Company’s independent registered public accounting firm but we make no comment regarding any other statements therein.

Very truly yours,

Grant Thornton LLP